Exhibit 99.(II)

FOR IMMEDIATE RELEASE


             BANCO LATINOAMERICANO DE EXPORTACIONES, S.A. ("BLADEX")
                REPORTS FOURTH QUARTER AND FULL YEAR 2001 RESULTS

Panama City, Republic of Panama, February 7, 2002 - Banco Latinoamericano de Exportaciones, S.A. ("BLADEX" or the "Bank") (NYSE: BLX), a specialized multinational bank established to finance trade in the Latin American and the Caribbean region, today reported results for the fourth quarter and year ended December 31, 2001. Net loss for the fourth quarter was $76.7 million, compared with net income of $22.9 million reported in the fourth quarter of 2000. Net loss per common share after preferred dividends was $4.43 for the fourth quarter of 2001, compared with net earnings per share of $1.16 reported for the fourth quarter of 2000. The Bank's results in the fourth quarter were affected by a $106 million increase in the Bank's allowance for credit losses and impairment of securities related to the situation in Argentina.

The average number of common shares outstanding for the fourth quarter of 2001 was 17,372,047 shares compared to 19,429,213 shares for the fourth quarter of 2000.

For the year ended December 31, 2001, the Bank reported net income of $2.5 million, compared with $97.1 million for the year ended December 31, 2000. Earnings per common share after preferred dividends were $0.06 per common share, compared to $4.84 for 2000.

The average number of common shares outstanding for the year ended December 31, 2001 was 18,101,751 shares compared to 19,782,871 shares for the year ended 2000.

Commenting on the Bank's performance, Jose Castaneda, chief executive officer said, "As we have been advising shareholders and investors in our communications over the last several quarters, the operating environment in the Latin American region deteriorated throughout 2001. This has increased the risk perception of the region and has contributed directly to a less successful performance by the Bank than we had hoped. The overriding issue in recent months has been the rapidly worsening situation in Argentina and its impact on the Bank's Argentine portfolio. A year ago this portfolio totaled approximately $1.5 billion but through pro-active management we have reduced this exposure by nearly one-third to approximately $1.1 billion today."

--------------------------------------------------------------------------------
There will be a  conference  call on  February  8, 2002 at 11:00  a.m.  ET (U.S.
time).
                            Please call 877-925-2339
--------------------------------------------------------------------------------

The Bank does not hold Argentine sovereign debt. The distribution of the credit portfolio, which is all US dollar-denominated, is as follows:

----------------------------------------------------------------------------------------------------------
                                                ARGENTINA
------------------------------------------------------------------------------------------|---------------
                                               DEC-31-00       SEP-30-01      DEC-31-01   |   FEB-05-02
------------------------------------------------------------------------------------------|---------------
Controlled subsidiaries of major US &                                                     |
  European Banks                                    19%            22%             20%    |       22%
                                                                                          |
Branches of major US & European Banks                6%             4%              5%    |        5%
                                                                                          |
Controlled subsidiaries of major US &                                                     |
  European Corporations                             21%            19%             21%    |       23%
                                                                                          |
Largest government owned banks                      31%            29%             31%    |       24%
                                                                                          |
Local banks                                         13%            13%             11%    |       13%
                                                                                          |
Local corporations                                  10%            13%             12%    |       13%
----------------------------------------------------------------------------------------------------------

"The current situation in Argentina is extraordinarily fluid and uncertain. The government is issuing new policies and regulations almost daily in an attempt to deal with financial turmoil and an economy which has endured four years of recession. In the absence of any clarity about the timing or nature of resolving the myriad of issues facing the country, BLADEX management and Board are taking a conservative position relative to the Bank's credit portfolio in Argentina. The deterioration of the economy may ultimately affect the financial condition of the Bank's obligors in the private sector, including banks and corporations. Therefore, a decision has been made to increase our allowance for credit losses and impairment of securities by $106 million to a total of $235 million."

"In addition, the Board has suspended dividends on common shares, believing that it is in the best interests of shareholders to conserve the Bank's capital resources until the probable outcome of the Bank's exposure to Argentina is clear."

 "In light of the considerable progress which the Bank has made in recent years, these actions have been particularly painful. And while the near-term outlook is uncertain, BLADEX management and Board have a clear strategy to achieve profitable growth in the future. Until economic stability returns to the region, which we believe it inevitably will, investors should take comfort in the Bank's strong capitalization with a Tier 1 capital adequacy ratio at December 31, 2001 which is three times the minimum required by the Federal Reserve Board and the Basle Accord. Further deterioration in the Bank's loan portfolio may reduce this ratio. In the months and years ahead, as the governments of the region seek to accelerate their domestic economies through trade, the Bank will be in a unique position to consolidate its market leading position in trade finance, our core competency, which should be in great demand. In addition top tier corporate business will continue as a major element in the Bank's growth strategy," he concluded.

The political and economic situation of Argentina, over which the Bank has no control, could have a material adverse effect on the Bank's business, financial condition, results of operations and prospects. Allowances for credit losses plus equity funds amounted to $821 million at December 31, 2001 which, based upon known and available information, the Bank believes should be adequate to absorb any material adverse effect on the financial condition of the Bank. The Bank will continue to monitor developments in Argentina closely and intends to take appropriate steps as more information and clarity on the government's action regarding external debt and their effects on the Bank become available.

The following table sets forth the condensed profit and loss statements for the fourth and third quarters of 2001 and the fourth quarter of 2000:

                       (In $ millions, except percentages)

--------------------------------------------------------------------------------
                                                     IVQ00      IIIQ01     IVQ01
--------------------------------------------------------------------------------
Operating net interest income                         14.2        17.0      18.6
Effect of interest rate gap                            1.1         3.7       5.7
Interest income on available capital funds            13.8         8.0       5.4
One-time interest income and adjustments               0.0         0.0      -1.7
Net interest income                                   29.2        28.6      28.0
Net commission and other income                        4.7         5.0       3.7
Derivatives and hedging activities                     0.0        -3.7       5.5
Net revenues                                          33.9        29.9      37.2
Operating expenses
     Core operating expenses                           5.0         5.2       3.2
     Other operating expenses *                        1.1         1.8       4.7
                                                      ----        ----     -----
Operating expenses                                     6.1         7.0       7.9
                                                      ----        ----     -----
Operating income                                      27.7        22.9      29.3
Provision for credit losses and impairment of
  securities                                           4.8         4.0     106.0
--------------------------------------------------------------------------------
Net income                                            22.9        18.9     -76.7
--------------------------------------------------------------------------------
(*) Other operating expenses include continuing investments in technology, strategic additions to personnel, and strategic initiatives as well as expenses associated with the structured transaction unit in New York.

Compared with the fourth quarter of 2000, net revenue in the latest quarter, net of interest income on available capital and one-time items, increased by 40%. Also see Exhibit I hereto, which sets forth the Bank's consolidated statement of income for the fourth quarter of 2001 as compared to the fourth quarter of 2000.

The following table sets forth the condensed profit and loss statements for the year ended December 31, 2001 and 2000:

                       (In $ millions, except percentages)
--------------------------------------------------------------------------------
                                                               2000         2001
--------------------------------------------------------------------------------
Operating net interest income                                  60.3         66.8
Effect of interest rate gap                                     0.9         18.8
Interest income on available capital funds                     51.2         34.0
One-time interest income and adjustments                        2.1         -0.8
                                                              -----        -----
Net interest income                                           114.5        118.8
Net commission and other income                                22.7         16.1
Derivatives and hedging activities                              0.0          7.4
One-time commission income                                      0.3          3.1
                                                              -----        -----
Net revenues                                                  137.5        145.3
Operating expenses
     Core operating expenses                                   18.6         18.5
     Other operating expenses *                                 2.6          7.9
                                                              -----        -----
Operating expenses                                             21.2         26.4
                                                              -----        -----
Operating income                                              116.3        118.9
Provision for credit losses and impairment of
  securities                                                   19.2        117.5
Cumulative effect of accounting changes (SFAS 133)               --          1.1
--------------------------------------------------------------------------------
Net income                                                     97.1          2.5
--------------------------------------------------------------------------------
(*) Other operating expenses include continuing investments in technology, strategic additions to personnel, and expenses associated strategic initiatives as well as the structured transaction unit in New York.

Also see Exhibit III hereto, which sets forth the Bank's consolidated statement of income for the year ended December 31, 2001 as compared to the same period of 2000.


BUSINESS

The average credit portfolio (loans and selected investment securities net of unearned income, plus acceptances and contingencies) for the fourth quarter of 2001 was $6,666 million. The following table sets forth the Bank's daily average credit portfolio for each quarter in the fifteen-month period ended December 31, 2001:



                                        (In $ millions, except percentages)
-----------------------------------------------------------------------------------------------------------------

                                                              IVQ00      IQ01       IIQ01     IIIQ01     IVQ01
-----------------------------------------------------------------------------------------------------------------
DAILY AVERAGE CREDIT PORTFOLIO  (1)                           6,306      6,646      6,745     6,814      6,666

QUARTERLY GROWTH RATE  OF DAILY AVERAGE
CREDIT PORTFOLIO(%)                                               4%         5%         1%        1%        -2%
-----------------------------------------------------------------------------------------------------------------

(1) Includes the average of loans and selected investment securities net of unearned income, plus acceptances and contingencies.

The following table sets forth the Bank's daily average credit portfolio as well as the daily average loan portfolio (loans and selected investment securities net of unearned income) and the daily average acceptances and contingencies for each month in the six-month period ended December 31, 2001:

                                        (In $ millions, except percentages)
--------------------------------------------------------------------------------------------------------------------

                                                   JUL01      AUG01       SEP01      OCT01      NOV01      DEC01
--------------------------------------------------------------------------------------------------------------------
DAILY AVERAGE LOAN PORTFOLIO  (1)                    5,667       5,655      5,579      5,674      5,593       5,423

DAILY AVERAGE ACCEPTANCES & CONTINGENCIES            1,206       1,187      1,146      1,138      1,130       1,047
                                                     -----       -----      -----      -----      -----       -----

DAILY AVERAGE CREDIT PORTFOLIO  (2)                  6,873       6,842      6,725      6,812      6,723       6,469
--------------------------------------------------------------------------------------------------------------------

MONTHLY GROWTH RATE  OF DAILY AVERAGE LOAN
PORTFOLIO (%)                                            6%          0%        -1%         2%        -1%         -3%

MONTHLY GROWTH RATE  OF DAILY AVERAGE CREDIT
PORTFOLIO (%)                                            4%          0%        -2%         1%        -1%         -4%
--------------------------------------------------------------------------------------------------------------------

(1)  Includes loans net of unearned income plus selected investment securities.
(2)  Includes  the  average  loan  portfolio  net  of  unearned   income,   plus
     acceptances and contingencies.

At December 31, 2001, (i) the Bank's outstanding credit portfolio, net of unearned income, was $6,404 million, (ii) the loan portfolio, net of unearned income, was $5,390 million and (iii) acceptances and contingencies amounted to $1,014 million. At December 31, 2001, approximately $4,836 million or 75% in principal amount of the Bank's credit portfolio was outstanding to borrowers in the following four countries: Brazil ($2,461 million or 38%); Argentina ($1,143 million or 18%); Mexico ($1,062 million or 17%); and Peru ($170 million or 3%). A comparative credit distribution by country is shown in Exhibit VIII hereto.

ASSET QUALITY

At December 31, 2001 the Bank's past due loans and impaired securities amounted to $147 million as compared to $18 million at December 31, 2000.

At January 31, 2002, past due loans and impaired securities amounted to $194 million. The following table sets forth the Bank's allowance for credit losses for the quarters ended December 31, 2000 and December 31, 2001:

                                                       For the twelve months ended
---------------------------------------------------------------------------------------
                                                 December 31, 2000    December 31, 2001
---------------------------------------------------------------------------------------
Allowance for credit losses                       (In $ millions, except percentages)

    At beginning of period                               130.5                132.6
       Provisions charged to expense                      19.2                117.5
       Recoveries                                          0.3                  0.3
       Charged off loans                                  17.4                 10.4
       Reversal due to SFAS 133 adoption                     0                  5.0
---------------------------------------------------------------------------------------
    Balance at end of period                             132.6                235.0
---------------------------------------------------------------------------------------

NET REVENUES

Net revenues (net interest income and commission income less commission expense plus Derivatives and hedging activities plus other income) for the fourth quarter of 2001 grew 10% compared to the fourth quarter of 2000. Net revenues for the year ended December 31, 2001 grew 6% compared to the year ended December 31, 2000. The following table shows net revenues for the periods set forth below:

                                                               (In $ millions)
------------------------------|---------------|----------------|----------------|---------------|----------------
                              |     IVQ00     |      IIIQ01    |     IVQ01      |      2000     |      2001
==============================|===============|================|================|===============|================
Net interest income           |       29.1    |        28.6    |       28.0     |      114.5    |      118.8
Commission income             |        4.9    |         5.3    |        3.9     |       24.0    |       15.5
Commission expenses           |       (0.3)   |        (0.3)   |       (0.3)    |       (1.1)   |       (1.2)
Derivatives and hedging       |               |                |                |               |
activities                    |        0.0    |        (3.7)   |        5.5     |        0.0    |        7.4
Other income                  |        0.0    |         0.0    |        0.0     |        0.1    |        4.9
------------------------------|---------------|----------------|----------------|---------------|----------------
Net revenues                  |       33.8    |        29.9    |       37.2     |      137.5    |      145.3
------------------------------|---------------|----------------|----------------|---------------|----------------


NET INTEREST INCOME

Net interest income amounted to $28.0 million in the fourth quarter of 2001 compared to $29.1 million for the fourth quarter of 2000, representing a decrease of 4%. The net interest margin (net interest income divided by the average balance of interest-earning assets) and net interest spread (average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities) for the fourth quarter of 2001 were 1.82% and 1.33%, respectively.

Net interest income amounted to $118.8 million in the year ended December 31, 2001 compared to $114.5 million for the same period in 2000, representing an increase of 4%. The net interest margin and net interest spread for the year ended December 31, 2001 were 2.00% and 1.32%, respectively.

The table below sets forth the net interest margin and the net interest spread for each of the periods listed below:

-------------------------|-----------|-----------|-----------|------------|------------|-----------|-----------|----------
                         |   OCT01   |   NOV01   |   DEC01   |   IVQ00    |  IIIQ01    |  IVQ01    | 2000(1)   |   2001
-------------------------|-----------|-----------|-----------|------------|------------|-----------|-----------|----------
Net Interest Margin      |   1.87%   |   1.87%   |   1.71%   |      2.16% |     1.86%  |    1.82%  |    2.23%  |     2.00%
-------------------------|-----------|-----------|-----------|------------|------------|-----------|-----------|----------
Net Interest Spread      |   1.34%   |   1.38%   |   1.27%   |      1.06% |     1.25%  |    1.33%  |    1.13%  |     1.32%
-------------------------|-----------|-----------|-----------|------------|------------|-----------|-----------|----------

(1) Excluding an adjustment in IQ00 of $525 thousand of interest income relating to 1999, and excluding one-time interest income of $1.7 million received during the IIIQ00. The net interest margin and net interest spread without this adjustment were 2.27% and 1.18%, respectively, for the year ended December 31, 2000.

The Bank estimates that the decline of 4 basis points in the net interest margin during the fourth quarter of 2001, as compared to the third quarter of 2001, was mainly due to:

i) Lower interest rates, which generated a lower return on the Bank's available capital funds, and at the same time had a positive effect on the Bank's interest rate gap, resulting in a negative effect of 4 basis points on the net interest margin;

ii) Higher lending margins, which had a positive effect of 11 basis points on the net interest margin; and

iii) The reversal of interests accrued on certain loans and investments classified as non-accruing loans and impaired investments, which had a negative effect of 11 basis points on the net interest margin.

The decline of 23 basis points in the net interest margin for the year ended December 31, 2001 compared to the same period in 2000 (as adjusted) was mainly due to:

i) Lower interest rates, which generated a lower return on the Bank's available capital funds, and at the same time had a positive effect on the Bank's interest rate gap, resulting in a negative effect of 15 basis points on the net interest margin;

ii) Lower lending margins, which had a negative effect of 7 basis points on the net interest margin; and

iii) The reversal of accumulated interests on certain loans and investments classified as non-accruing loans and impaired investments, which had a negative effect of 1 basis point on the net interest margin.


COMMISSION INCOME

Commission income for the fourth quarter of 2001 was $3.9 million, compared to $4.9 million for the fourth quarter of 2000. Commission income for the year ended December 31, 2001 was $15.5 million, compared to $24.0 million for the same period of 2000. The following table shows the components of commission income for the periods set forth below:

                                                                 (In $ thousands)
----------------------------------------------------------------------------------|-----------------------------
COMMISSION INCOME                          IVQ00         IIIQ01         IVQ01     |    2000           2001
----------------------------------------------------------------------------------|-----------------------------
Letters of credit                            1,816         1,472          1,709   |      7,111          5,794
                                                                                  |
Guarantees:                                                                       |
                                                                                  |
      Options                                  302             0              0   |      1,529              0
                                                                                  |
      Other guarantees                       1,600         1,548          1,234   |      7,487          5,546
                                                                                  |
      Country risk coverage business         1,076           732            687   |      6,595          3,061
                                                                                  |
Loans                                           13           112            234   |        186            428
                                                                                  |
Asset sales                                    120         1,434             22   |      1,077            565
                                                                                  |
Other commission income                         16             4              8   |         44            105
                                             -----         -----          -----   |     ------         ------
                                                                                  |
   TOTAL COMMISSION INCOME INCOME            4,944         5,301          3,895   |     24,029         15,499
                                             =====         =====          =====   |     ======         ======
----------------------------------------------------------------------------------|-----------------------------

OPERATING EXPENSES

Total operating expenses for the fourth quarter of 2001 increased 29% compared to the fourth quarter of 2000. Total operating expenses for the year ended December 31, 2001 increased 25% compared to the same period of 2000. The following table shows the components of total operating expenses for the periods set forth below:

                                                                        (In $ thousands)
----------------------------------------------------------------------------------------|------------------------
OPERATING EXPENSES                                    IVQ00       IIIQO1        IVQ01   |      2000         2001
----------------------------------------------------------------------------------------|------------------------
Salaries and other employee expenses                  2,345        2,675        3,736   |      8,822       11,388
                                                                                        |
Bonus paid on previous year performance                   0            0            0   |       239          419
                                                                                        |
Provision for performance bonus for employees           -41            0       -1,919   |     1,581            0
                                                                                        |
Communications                                          225          190          134   |       872          733
                                                                                        |
Depreciation of premises and equipment                  333          292          267   |     1,142        1,195
                                                                                        |
Professional services                                   899        1,408          201   |     3,876        3,074
                                                                                        |
Maintenance and repairs                                 209          163          252   |       645          739
                                                                                        |
Rent of office and equipment                            197          244          317   |       584          936
                                                                                        |
Pre-operating costs                                     925            0        2,967   |       925        2,967
                                                                                        |
Other operating expenses                                947        2,049       -1,947   |     2,494        4,943
                                                      -----        -----        -----   |    ------       ------
                                                                                        |
TOTAL OPERATING EXPENSES                              6,123        7,022        7,902   |    21,180       26,394
                                                      =====        =====        =====   |    ======       ======
----------------------------------------------------------------------------------------|-----------------------

The increase of 29% in operating expenses during the year ended December 31, 2001, as compared to the same period in 2000, was due to continuing investments in technology, strategic additions to personnel, expenses associated with our new representative offices, the structured transaction unit in New York and consulting fees related to business initiatives.

The efficiency ratio (total operating expenses to net revenues) for the fourth quarter of 2001 was 21.2%.

PERFORMANCE AND CAPITAL RATIOS

The return on average stockholders' equity and return on average assets for 2001 was 0.2% and 0.0%, respectively, compared to 14.0% and 1.9%, respectively, at December 31, 2000.

The ratio of common equity to total assets at December 31, 2001 was 10.1%, compared to 12.4% at December 31, 2000, and compared to 11.0% at September 30, 2001. Although the Bank is not subject to the capital adequacy requirements of the Federal Reserve Board, if the Federal Reserve Board risk-based capital adequacy requirements were applied, the Bank's Tier 1 and Total Capital Ratios would be 15.7% and 17.3%, respectively, as of December 31, 2001, compared to 19.7% and 21.4%, respectively, as of December 31, 2000 and compared to 17.1% and 18.7%, respectively, as of September 30, 2001.

Under its share repurchase program, which started in early December 2000, the Bank has repurchased, through December 31, 2001, 1,750,505 Class E common shares and 318,140 Class A common shares (which are not publicly traded) for a total of $69.9 million. The average price paid by the Bank for the Class A common shares and the Class E common shares from the inception of this share repurchase program was $33.79. During the fourth quarter of this year, the Bank repurchased 184,800 Class E common shares for a total of $5.4 million. The average price paid by the Bank for the Class E common shares during the fourth quarter of 2001 was $29.00.

Notes:

a) Various numbers and percentages set out in this press release have been rounded and, accordingly, may not total exactly.

b) Certain amounts set out in this press release for periods in the year 2000 have been reclassified to make them uniform with the presentation adopted in 2001.

                                                                       EXHIBIT I

                        CONSOLIDATED STATEMENT OF INCOME

------------------------------------------------------------------------------------------------------------------------------------
                                                                                AT AND FOR THE THREE MONTHS ENDED DECEMBER 31,
                                                                       -------------------------------------------------------------
                                                                             2000           2001           CHANGE               %
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (In thousands, except percentages and per share amounts)
INCOME STATEMENT DATA:

Interest income .....................................................      $111,183         $76,702        ($34,481)           (31)%
Interest expense ....................................................       (82,061)        (48,683)         33,378            (41)
                                                                        -----------     -----------     -----------

NET INTEREST INCOME .................................................        29,122          28,019          (1,103)            (4)

Commission income ...................................................         4,944           3,895          (1,049)           (21)
Commission expense and other charges ................................          (284)           (272)             12             (4)
Derivatives and hedging activities ..................................             0           5,521           5,521           n.a.
Other income ........................................................             2              30              28          1,266
                                                                        -----------     -----------     -----------

NET REVENUES ........................................................        33,784          37,193           3,408             10

OPERATING EXPENSES:
Salaries and other employee expenses ................................        (2,345)         (3,736)         (1,391)            59
Provision for performance bonus for employees .......................           (41)          1,919           1,961         (4,751)
Communications ......................................................          (225)           (134)             91            (40)
Depreciation of premises and equipment ..............................          (333)           (267)             66            (20)
Professional services ...............................................          (899)           (201)            698            (78)
Maintenance and repairs .............................................          (209)           (252)            (42)            20
Rent of office and equipment ........................................          (197)           (317)           (120)            61
Pre-operating costs .................................................          (925)         (2,967)         (2,042)           221
Other operating expenses ............................................          (947)         (1,947)         (1,000)           106
                                                                        -----------     -----------     -----------

TOTAL OPERATING EXPENSES ............................................        (6,123)         (7,902)         (1,779)            29
                                                                        -----------     -----------     -----------

OPERATING INCOME ....................................................        27,661          29,291           1,629              6

Provision for credit losses and impairment of securities ............        (4,800)       (106,000)       (101,200)         2,108


NET INCOME ..........................................................        22,861         (76,709)        (99,571)          (436)%
                                                                        ===========     ===========     ===========

NET INCOME AVAILABLE FOR COMMON
 STOCKHOLDERS .......................................................        22,538         (77,026)        (99,565)          (442)%


PER COMMON SHARE DATA:

Net income, after Preferred Stock dividend ..........................          1.16           (4.43)
Diluted earnings per share ..........................................          1.16           (4.39)


COMMON SHARES OUTSTANDING:

Period average ......................................................        19,429          17,372

PERFORMANCE RATIOS:

Return on average assets ............................................          1.69%          (4.93)%
Return on average common stockholders' equity .......................         12.87%         (44.03)%
Net interest margin .................................................          2.16%           1.82 %
Net interest spread .................................................          1.06%           1.33 %
Total operating expenses to total average assets ....................          0.45%           0.51 %
------------------------------------------------------------------------------------------------------------------------------------

                                                                      EXHIBIT II

                       SUMMARY CONSOLIDATED FINANCIAL DATA

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     AT AND FOR THE YEAR ENDED
                                                                                                            DECEMBER 31,
                                                                                                 -----------------------------------
                                                                                                      2000                 2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (In thousands, except per share
                                                                                                          amounts & ratios)
INCOME STATEMENT DATA:
Net interest income ........................................................................          $114,519            $118,771
Commission income ..........................................................................            24,029              15,499
Commission expense and other charges .......................................................            (1,136)             (1,243)
Derivatives and hedging activities .........................................................                --               7,379
Other income ...............................................................................                89               4,888
                                                                                                 -------------       -------------
Net revenues ...............................................................................           137,500             145,293
Operating expenses .........................................................................           (21,180)            (26,394)
                                                                                                 -------------       -------------
Operating income ...........................................................................           116,321             118,899
Provision for credit losses and impairment of securities ...................................           (19,200)           (117,500)
                                                                                                 -------------       -------------
Net income before income tax and
  cumulative effect of accounting changes ..................................................            97,121               1,399
Provision for income tax ...................................................................               (65)                (35)
Cumulative effect of accounting changes (SFAS 133) .........................................                --               1,129
                                                                                                 -------------       -------------
Net income .................................................................................            97,056               2,494
                                                                                                 =============       =============
Net income available for common stockholders ...............................................            95,770               1,137

BALANCE SHEET DATA:
Loans, net .................................................................................         4,806,392           4,507,839
Securities purchased under agreements to resell ............................................                --             291,871
Investment securities ......................................................................           395,459             390,365
Total assets ...............................................................................         5,660,682           5,925,436
Deposits ...................................................................................         1,743,842           1,571,359
Short-term borrowings & placements .........................................................         1,509,880           1,823,324
Medium & long-term borrowings & placements .................................................         1,582,479           1,787,161
Total liabilities ..........................................................................         4,945,666           5,311,786
Redeemable Preferred Stock .................................................................            15,810              15,232
Common stockholders' equity ................................................................           699,205             598,418

PER COMMON SHARE DATA:
Net income, after Preferred Stock dividend .................................................              4.84                0.06
Diluted earnings per share .................................................................              4.80                0.06
Book value (period average) ................................................................             34.56               38.59
Book value (period end) ....................................................................             36.37               34.43

COMMON SHARES OUTSTANDING:
Period average .............................................................................            19,783              18,102
Period end .................................................................................            19,189              17,341

SELECTED FINANCIAL RATIOS:
PERFORMANCE RATIOS:
Return on average assets ...................................................................              1.92%               0.04%
Return on average common stockholders' equity ..............................................             13.98%               0.16%
Net interest margin ........................................................................              2.27%               2.00%
Net interest spread ........................................................................              1.18%               1.32%
Total operating expenses to total average assets ...........................................              0.42%               0.44%

ASSET QUALITY RATIOS:
Non-accruing loans to total loan portfolio .................................................              0.28%               1.80%
Net charge offs to total loan portfolio ....................................................              0.29%               0.19%
Allowance for loan losses to total loan portfolio ..........................................              2.08%               3.82%
Allowance for loan losses to non-accruing loans ............................................            749.71%             211.98%
Allowance for losses on off-balance sheet credit risk to total
  contingencies net of mark-to-market guarantees ...........................................              1.62%               1.88%

CAPITAL RATIOS:
Common stockholders' equity to total assets ................................................             12.35%              10.10%
Common stockholders' equity and preferred stock to total assets ............................             12.63%              10.36%
Tier 1 capital to risk-weighted assets .....................................................             19.65%              15.70%
Total capital to risk-weighted assets ......................................................             21.41%              17.35%

                                                                     EXHIBIT III

                        CONSOLIDATED STATEMENT OF INCOME

------------------------------------------------------------------------------------------------------------------------------------
                                                                                            YEAR ENDED DECEMBER 31,
                                                                                            -----------------------
                                                                               2000           2001          CHANGE              %
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    (In thousands, except percentages)

Interest income .......................................................      $404,435       $378,454       ($25,981)            (6)%
Interest expense ......................................................      (289,916)      (259,683)        30,233            (10)
                                                                          -----------    -----------    -----------

NET INTEREST INCOME ...................................................       114,519        118,771          4,252              4

Commission income .....................................................        24,029         15,499         (8,530)           (36)
Commission expense and other charges ..................................        (1,136)        (1,243)          (107)             9
Derivatives and hedging activities ....................................            --          7,379          7,379           n.a.
Other income ..........................................................            89          4,888          4,799          5,406
                                                                          -----------    -----------    -----------

NET REVENUES ..........................................................       137,500        145,293          7,793              6

OPERATING EXPENSES:
Salaries and other employee expenses ..................................        (8,822)       (11,388)        (2,566)            29
Bonus paid on previous year performance ...............................          (239)          (419)          (180)            75
Provision for performance bonus for employees .........................        (1,581)            --          1,581           (100)
Communications ........................................................          (872)          (733)           139            (16)
Depreciation of premises and equipment ................................        (1,142)        (1,195)           (53)             5
Professional services .................................................        (3,876)        (3,074)           802            (21)
Maintenance and repairs ...............................................          (645)          (739)           (94)            15
Rent of office and equipment ..........................................          (584)          (936)          (352)            60
Pre-operating costs ...................................................          (925)        (2,967)        (2,042)           221
Other operating expenses ..............................................        (2,494)        (4,943)        (2,450)            98
                                                                          -----------    -----------    -----------
TOTAL OPERATING EXPENSES BEFORE PROVISION
  FOR PERFORMANCE BONUS FOR EMPLOYEES .................................       (21,180)       (26,394)        (5,214)            25

TOTAL OPERATING EXPENSES ..............................................       (21,180)       (26,394)        (5,214)            25

TOTAL OPERATING INCOME ................................................       116,321        118,899          2,579              2

Provision for credit losses and impairment of securities ..............       (19,200)      (117,500)       (98,300)           512
                                                                          -----------    -----------    -----------

NET INCOME BEFORE INCOME TAX AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGES .............................        97,121          1,399        (95,721)           (99)

Provision for income tax ..............................................           (65)           (35)            30            (46)
Cumulative effect of accounting changes (SFAS 133) ....................            --          1,129          1,129           n.a.
                                                                          -----------    -----------    -----------

NET INCOME ............................................................       $97,056         $2,494       ($94,562)           (97)%
                                                                          ===========    ===========    ===========

                                                                      EXHIBIT IV

                           CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------------------------
                                                                         AT DECEMBER 31,
                                                                  ------------------------------
                                                                         2000             2001           CHANGE                %
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    (In thousands, except percentages)

ASSETS
Cash and due from banks .......................................          $1,435           $1,989             $554               39%
Interest-bearing deposits with banks ..........................         312,128          556,682          244,554               78
Securities purchased under agreements to resell ...............              --          291,871          291,871             n.a.
Investment securities .........................................         395,459          390,365           (5,094)              (1)
Loans .........................................................       4,927,465        4,733,710         (193,755)              (4)
Unearned income ...............................................         (10,686)         (20,121)          (9,435)              88
Allowance for loan losses .....................................        (110,388)        (205,750)         (95,363)              86
                                                                  -------------    -------------    -------------
  Total loans, net ............................................       4,806,392        4,507,839         (298,553)              (6)
                                                                  -------------    -------------    -------------

Customers' liabilities under acceptances ......................           7,420           31,888           24,468              330
Premises and equipment ........................................           4,501            5,478              976               22
Accrued interest receivable ...................................         102,152           74,400          (27,751)             (27)
Other assets ..................................................          31,195           64,924           33,728              108
                                                                  -------------    -------------    -------------

  TOTAL ASSETS ................................................      $5,660,682       $5,925,436         $264,754                5%
                                                                  =============    =============    =============


LIABILITIES
Deposits ......................................................       1,743,842        1,571,359         (172,483)             (10)
Short-term borrowings & placements ............................       1,509,880        1,823,324          313,443               21
Medium & long-term borrowings & placements ....................       1,582,479        1,787,161          204,682               13
Acceptances outstanding .......................................           7,420           31,888           24,468              330
Accrued interest payable ......................................          60,467           39,894          (20,574)             (34)
Other liabilities .............................................          41,578           58,159           16,581               40
                                                                  -------------    -------------    -------------

  Total Liabilities ...........................................      $4,945,666       $5,311,786         $366,119                7%
                                                                  -------------    -------------    -------------

Redeemable preferred stock ....................................         $15,810          $15,232            ($578)              (4)%

COMMON STOCKHOLDERS' EQUITY
Common stock, without par value ...............................         132,851          133,217
Treasury stock ................................................          (8,973)         (73,765)
Capital surplus ...............................................         144,492          145,426
Capital reserve ...............................................         305,210          305,210
Retained earnings .............................................         125,624           88,836
Other comprehensive income ....................................              --             (506)
                                                                  -------------    -------------

 Total Common stockholders' equity ............................        $699,205         $598,418        ($100,787)             (14)%

 TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY .......................................      $5,660,682       $5,925,436         $264,754                5%
                                                                  =============    =============    =============

                                                                       EXHIBIT V

              CONSOLIDATED NET INTEREST INCOME AND AVERAGE BALANCES

------------------------------------------------------------------------------------------------------------------------------------
                                                                           THREE MONTHS ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------------------------
                                                                      2000                                      2001
                                                  ---------------------------------------  -----------------------------------------
                                                    AVERAGE                        AVG.        AVERAGE                        AVG.
                                                    BALANCE         INTEREST       RATE        BALANCE        INTEREST        RATE
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands, except percentages)
INTEREST EARNING ASSETS
Deposits with banks ...........................     $288,298          $4,783        6.49%      $547,319         $3,117         2.23%
Loans, net * ..................................    4,658,726          94,188        7.91      5,149,204         67,601         5.14
Non accruing loans ............................       27,448                                      6,189
Investment securities .........................      388,175          12,213       12.31        411,674          5,985         5.69

                                                  ----------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS .................   $5,362,646        $111,183        8.11%    $6,114,386        $76,702         4.91%
                                                  ----------------------------------------------------------------------------------

Non interest earning assets ...................     $126,885                                   $143,775
Allowance for loan losses .....................     (121,975)                                  (117,725)
Other assets ..................................       21,467                                     32,795

                                                  ----------                                 ----------
TOTAL ASSETS ..................................   $5,389,023                                 $6,173,231
                                                  ----------                                 ----------


INTEREST BEARING LIABILITITES
Deposits
    Demand ....................................       $5,303             $27        2.00%        $4,863             $7         0.60%
    Time ......................................    1,710,529          29,294        6.70      1,696,270         11,335         2.61
Short-term borrowings & placements ............    1,327,330          24,027        7.08      1,857,522         18,490         3.90
Medium & long-term borrowings & placements ....    1,511,200          28,713        7.43      1,764,771         18,850         4.18

                                                  ----------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES ............   $4,554,363         $82,061        7.05%    $5,323,425        $48,683         3.58%
                                                  ----------------------------------------------------------------------------------

Non interest bearing liabilities and other
 liabilities ..................................   $121,650                                     $140,424

TOTAL LIABILITIES .............................    4,676,013                                  5,463,849

Redeemable preferred stock ....................       16,140                                     15,303
Common Stockholders' equity ...................      696,870                                    694,079

TOTAL LIABILITIES, REDEEMABLE PREFERRED           ----------                                 ----------
 STOCK AND COMMON STOCKHOLDERS' EQUITY ........   $5,389,023                                 $6,173,231
                                                  ----------                                 ----------

NET INTEREST SPREAD ...........................                                     1.06%                                      1.33%
                                                                               ----------                                 ----------
NET INTEREST INCOME AND NET
  INTEREST MARGIN .............................                      $29,122        2.16%                      $28,019         1.82%
                                                                   ----------------------                    -----------------------

------------------------------------------------------------------------------------------------------------------------------------

* It includes securities purchased under agreements to resell

                                                                      EXHIBIT VI

              CONSOLIDATED NET INTEREST INCOME AND AVERAGE BALANCES

------------------------------------------------------------------------------------------------------------------------------------
                                                                               YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------------
                                                                    2000                                        2001
                                                 ----------------------------------------  -----------------------------------------
                                                   AVERAGE                         AVG.        AVERAGE                         AVG.
                                                   BALANCE        INTEREST         RATE        BALANCE        INTEREST         RATE
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands, except percentages)
INTEREST EARNING ASSETS
Deposits with banks ...........................    $285,022        $17,962         6.20%       $395,190        $14,259         3.56%
Loans, net * ..................................   4,437,714        360,072         7.98       5,101,270        330,338         6.39
Non accruing loans ............................      25,534                                      12,636
Investment securities .........................     286,276         26,401         9.07         434,166         33,857         7.69

                                                 -----------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS .................  $5,034,546       $404,435         7.90%     $5,943,262       $378,454         6.28%
                                                 -----------------------------------------------------------------------------------

Non interest earning assets ...................    $130,117                                    $146,149
Allowance for loan losses .....................    (118,910)                                   (116,127)
Other assets ..................................      12,313                                      29,441

                                                 ----------                                  ----------
TOTAL ASSETS ..................................  $5,058,066                                  $6,002,725
                                                 ----------                                  ----------


INTEREST BEARING LIABILITITES
Deposits
    Demand ....................................      $9,924           $204         2.03%         $5,815            $42         0.72%
    Time ......................................   1,675,413        108,478         6.37       1,733,010         74,480         4.24
Short-term borrowings & placements ............   1,258,491         87,238         6.82       1,705,731         89,357         5.17
Medium & long-term borrowings & placements ....   1,296,549         93,996         7.13       1,714,333         95,803         5.51

                                                 -----------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES ............  $4,240,378       $289,916         6.72%     $5,158,889       $259,683         4.96%
                                                 -----------------------------------------------------------------------------------

Non interest bearing liabilities and other
 liabilities ..................................    $115,883                                    $128,638

TOTAL LIABILITIES .............................   4,356,261                                   5,287,527

Redeemable preferred stock ....................      16,689                                      15,387
Common Stockholders' equity ...................     685,115                                     699,811

TOTAL LIABILITIES, REDEEMABLE PREFERRED          ----------                                  ----------
 STOCK AND COMMON STOCKHOLDERS' EQUITY ........  $5,058,066                                  $6,002,725
                                                 ----------                                  ----------

NET INTEREST SPREAD ...........................                                    1.18%                                       1.32%
                                                                                --------                                    --------
NET INTEREST INCOME AND NET
  INTEREST MARGIN .............................                   $114,519         2.27%                      $118,771         2.00%
                                                                  ----------------------                      ----------------------

------------------------------------------------------------------------------------------------------------------------------------

* It includes securities purchased under agreements to resell

                                                                     EXHIBIT VII

                        CONSOLIDATED STATEMENT OF INCOME

                                                                       (In thousands, except percentages & ratios)
-----------------------------------------------------------------------|------------|-------------------------------------------
                                                             YEAR      |                        THREE MONTHS ENDED
                                                             ENDED     |------------|--------------|---------------|------------
                                                           DEC 31/00   | DEC 31/00  |   MAR 31/01  |   JUN 30/01   |  SEP 30/01
-----------------------------------------------------------------------|------------|--------------|---------------|------------
Interest income ........................................    $404,435   |  $111,183  |    $111,125  |    $100,631   |    $89,996
Interest expense .......................................    (289,916)  |   (82,061) |     (80,482) |     (69,164)  |    (61,353)
                                                          -------------|------------|--------------|---------------|------------
NET INTEREST INCOME ....................................     114,519   |    29,122  |      30,643  |      31,466   |     28,642
                                                          -------------|------------|--------------|---------------|------------
Commission income ......................................      24,029   |     4,944  |       4,409  |       6,692   |      5,301
Commission expense and other charges ...................      (1,136)  |      (284) |        (315) |        (351)  |       (306)
Derivatives and hedging activities .....................           0   |         0  |         622  |       4,932   |     (3,696)
Other income ...........................................          89   |         2  |          68  |           4   |        (13)
                                                          -------------|------------|--------------|---------------|------------
NET REVENUES ...........................................     137,500   |    33,784  |      35,427  |      42,744   |     29,929
                                                                       |            |              |               |
Operating expenses .....................................     (21,180)  |    (6,123) |      (5,651) |      (5,819)  |     (7,022)
                                                          -------------|------------|--------------|---------------|------------
OPERATING INCOME (Net revenues minus operating expenses)     116,321   |    27,661  |      29,776  |      36,926   |     22,907
                                                                       |            |              |               |
Provision for credit losses and impairment of securities     (19,200)  |    (4,800) |      (3,750) |      (3,750)  |     (4,000)
                                                          -------------|------------|--------------|---------------|------------
NET INCOME BEFORE INCOME TAX AND                                       |            |              |               |
 CUMULATIVE EFFECT OF ACCOUNTING CHANGES ...............      97,121   |    22,861  |      26,026  |      33,176   |     18,907
                                                          -------------|------------|--------------|---------------|------------
Income tax .............................................         (65)  |         0  |         (15) |         (15)  |         (5)
Cumulative effect of accounting changes (SFAS 133) .....           0   |         0  |       1,129  |           0   |          0
                                                          -------------|------------|--------------|---------------|------------
NET INCOME .............................................     $97,056   |   $22,861  |     $27,140  |     $33,161   |    $18,902
                                                          -------------|------------|--------------|---------------|------------
NET INCOME AVAILABLE TO STOCKHOLDERS ...................      95,770   |    22,538  |      26,833  |      32,850   |     18,588
                                                                       |            |              |               |
-----------------------------------------------------------------------|------------|--------------|---------------|------------
SELECTED FINANCIAL DATA                                                |            |              |               |
                                                                       |            |              |               |
PER COMMON SHARE DATA                                                  |            |              |               |
Net income, after preferred stock dividend .............       $4.84   |     $1.16  |       $1.42  |       $1.78   |      $1.05
PERFORMANCE RATIOS                                                     |            |              |               |
Return on average assets ...............................        1.92%  |      1.69% |        1.90% |        2.25%  |       1.22%
Return on average common stockholder's equity ..........       13.98%  |     12.87% |       15.55% |       18.72%  |      10.58%
Net interest margin ....................................        2.27%  |      2.16% |        2.17% |        2.17%  |       1.86%
Net interest spread ....................................        1.18%  |      1.06% |        1.26% |        1.41%  |       1.25%
Total operating expenses to average assets..............        0.42%  |      0.45% |        0.40% |        0.40%  |       0.45%
-----------------------------------------------------------------------|------------|--------------|---------------|------------

-----------------------------------------------------------------------|------------
                                                                       |     YEAR
                                                          -------------|    ENDED
                                                            DEC 31/01  |   DEC 31/01
-----------------------------------------------------------------------|------------
Interest income ........................................      $76,702  |    $378,454
Interest expense .......................................      (48,683) |    (259,683)
                                                          -------------|------------
NET INTEREST INCOME ....................................       28,019  |     118,771
                                                          -------------|------------
Commission income ......................................        3,895  |      15,499
Commission expense and other charges ...................         (272) |      (1,243)
Derivatives and hedging activities .....................        5,521  |       7,379
Other income ...........................................           30  |       4,888
                                                          -------------|------------
NET REVENUES ...........................................       37,193  |     145,293
                                                                       |
Operating expenses .....................................       (7,902) |     (26,394)
                                                          -------------|------------
OPERATING INCOME (Net revenues minus operating expenses)       29,291  |     118,899
                                                                       |
Provision for credit losses and impairment of securities     (106,000) |    (117,500)
                                                          -------------|------------
NET INCOME BEFORE INCOME TAX AND                                       |
 CUMULATIVE EFFECT OF ACCOUNTING CHANGES ...............      (76,709) |       1,399
                                                          -------------|------------
Income tax .............................................            0  |         (35)
Cumulative effect of accounting changes (SFAS 133) .....            0  |       1,129
                                                          -------------|------------
NET INCOME .............................................     ($76,709) |      $2,494
                                                          -------------|------------
NET INCOME AVAILABLE TO STOCKHOLDERS ...................      (77,026) |       1,137
                                                                       |
-----------------------------------------------------------------------|------------
SELECTED FINANCIAL DATA                                                |
                                                                       |
PER COMMON SHARE DATA                                                  |
Net income, after preferred stock dividend .............       ($4.43) |       $0.06
PERFORMANCE RATIOS                                                     |
Return on average assets ...............................        (4.93%)|        0.04%
Return on average common stockholder's equity ..........       (44.03%)|        0.16%
Net interest margin ....................................         1.82% |        2.00%
Net interest spread ....................................         1.33% |        1.32%
Total operating expenses to average assets..............         0.51% |        0.44%
-----------------------------------------------------------------------|-----------

                                                                    EXHIBIT VIII

                                CREDIT PORTFOLIO
                             DISTRIBUTION BY COUNTRY
                                  (In millions)

--------------------------------------------------------------|------------------------------------------|--------------------------
                                                              |            OUTSTANDING BALANCE AT        |
                                                              |  ----------------------------------------|--------------------------
                                                              |     (1)            (2)           (3)     |
COUNTRY                                                       |   31DEC00        30SEP01       31DEC01   |   (3) - (1)     (3) - (2)
                                                              |  ----------------------------------------|--------------------------
 ARGENTINA ...................................................|     $1,471        $1,342        $1,143   |      ($328)        ($199)
 BOLIVIA .....................................................|         21            34            26   |          5            (8)
 BRAZIL ......................................................|      2,351         2,644         2,461   |        110          (183)
 CHILE .......................................................|         88           121           114   |         26            (8)
 COLOMBIA ....................................................|        177           213           195   |         18           (18)
 COSTA RICA ..................................................|         29            62            69   |         40             7
 DOMINICAN REPUBLIC ..........................................|        178           164           221   |         43            57
 ECUADOR .....................................................|        113           112            95   |        (18)          (17)
 EL SALVADOR .................................................|         41            60            62   |         21             2
 GUATEMALA ...................................................|         42            28            28   |        (14)           (0)
 HONDURAS ....................................................|          6             0             0   |         (6)            0
 JAMAICA .....................................................|         18            19            19   |          1            (0)
 MEXICO ......................................................|      1,380         1,193         1,062   |       (318)         (131)
 NICARAGUA ...................................................|         38            36            43   |          5             8
 PANAMA ......................................................|        150            94            82   |        (68)          (12)
 PARAGUAY ....................................................|          2             2             1   |         (1)           (0)
 PERU ........................................................|        258           213           170   |        (88)          (43)
 TRINIDAD & TOBAGO ...........................................|         55            52            59   |          4             6
 URUGUAY .....................................................|          7            15             0   |         (7)          (15)
 VENEZUELA ...................................................|         44           110           274   |        230           164
 OTHER .......................................................|         19           203           302   |        283            99
                                                              |  ---------     ---------     ---------   |  ---------     ---------
                                                              |                                          |
TOTAL CREDIT PORTFOLIO (1) ...................................|     $6,488        $6,717        $6,425   |       ($63)        ($292)
                                                              |                                          |
UNEARNED INCOME (2) ..........................................|       ($14)         ($12)         ($21)  |         (6)           (8)
                                                              |  ---------     ---------     ---------   |  ---------     ---------
                                                              |                                          |
TOTAL CREDIT PORTFOLIO,                                       |                                          |
      NET OF UNEARNED DISCOUNT ...............................|     $6,474        $6,704        $6,404   |       ($70)        ($300)
                                                              |  =========     =========     =========   |  =========     =========
--------------------------------------------------------------|------------------------------------------|--------------------------

(1)  Includes  loans,  selected  investment   securities,   letters  of  credit,
     customers' liabilities under acceptances and guarantees.

(2)  Includes  loans'  unearned  income  and  selected  investment   securities'
     unearned income.

There will be a conference call on February 8, 2002 at 11:00 a.m. ET in the U.S. (11:00 a.m. Panamanian time). For those interested in participating, please call 877-925-2339 (in the United Sates) and, if outside the United States, please dial the applicable international access code + U.S. country code followed by 847-413-2907. All participants should give the conference name "BLADEX Quarterly Call" or the conference ID#5290067 to the telephone operator answering the call five minutes before the call is set to begin.
--------------------------------------------------------------------------------

For further information, please access our Web site on the Internet at: www.blx.com or call:

     Carlos Yap S.
     Vice President, Finance and Performance Management
     BANCO LATINOAMERICANO DE EXPORTACIONES S.A.
     Head Office
     Calle 50 y Aquilino de la Guardia
     Apartado 6-1497 El Dorado
     Panama City, Republic of Panama
     Tel No. (507) 210-8581
     Fax No. (507) 269 6333
     E-mail Internet address: cyap@blx.com

 -   Or -

     William W. Galvin
     The Galvin Partnership
     67 Mason Street
     Greenwich, CT 06830
     U.S.A.
     Tel No. (203) 618-9800
     Fax No. (203) 618-1010
     E-mail Internet address: wwg@galvinpartners.com


--------------------------------------------------------------------------------

The BLADEX Quarterly Earnings Report Conference Call will be available for review on Conference Replay one hour after the conclusion of the conference call. Please dial 888-843-8996 in the United States and, if outside the United States, please dial the applicable international access code + U.S. country code followed by 630-652-3044 and follow the instructions. The Conference ID# for the call that will be replayed is 5290067.